Exhibit 4.03

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (i) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT, (ii) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT (“RULE 144”), OR (iii) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

THIS WARRANT WILL BE VOID AFTER 5:00 P.M. PACIFIC TIME ON JULY 15, 2018 (THE “EXPIRATION DATE”).

GLU MOBILE INC.

WARRANT TO PURCHASE 3,333,333 SHARES OF

COMMON STOCK, PAR VALUE $0.0001 PER SHARE

July 15, 2013

For VALUE RECEIVED, MGM Interactive Inc. (together with any Permitted Transferee, as defined in Section 17 below, the “Holder”), is entitled to purchase, subject to the provisions of this Warrant, from Glu Mobile Inc., a Delaware corporation (the “Company”), at any time from the date hereof until not later than 5:00 P.M., Pacific time, on the Expiration Date (as defined above), at an exercise price per share equal to $3.00 (the exercise price in effect at the time of exercise, the “Warrant Price”), up to 3,333,333 fully paid and non-assessable shares (the “Warrant Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”). The right of the Holder to exercise this Warrant to purchase Warrant Shares will be subject to satisfaction of the vesting provisions of Section 1 of this Warrant. The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price are subject to adjustment from time to time as described herein.

1. Vesting and Expiration.

1.1. Definitions. The following terms have the following meanings:

(a) “Affiliate” has the meaning set forth in Rule 405 promulgated under the Securities Act;

(b) “Bond Title” means a New Game based on a mutually agreed license to the JAMES BOND intellectual property;

(c) “Initial Commercial Release Date” means the initial commercial release date of a New Game on any platform, or, if earlier, the outside or deemed release date/“Release Date” for a New Game set forth in the applicable license agreement;

(d) “MGM Property” means an intellectual property licensed to Company by the Holder or an Affiliate of the Holder;

(e) “New Game” means a new mobile game developed by the Company that is based on a license to an MGM Property between the Company and the Holder or an Affiliate of the Holder. A New Game includes, without limitation, a Sequel, and is a separate game from any other mobile game, including any previously released New Game, and is separately sold or offered under a different game name, which for example, would require a separate, unique developer App ID on Apple’s App Store. For further clarity, each of the following games described as a new game below would be considered a New Game under this Warrant: “Blood & Glory” (original game) and “Blood & Glory: Legends” (new game); “Angry Birds” (original game) and “Angry Birds: Rio,” “Angry Birds: Seasons,” and “Angry Birds: Star Wars” (new games); “Contract Killers” (original game) and “Contract Killers 2” and “Contract Killers: Zombies” (new games). Localizations, Updates or Upgrades to or of a previously commercially released New Game will not be considered a separate or additional New Game under this Warrant;

(f) “Sequel” means a new, complete and separate New Game based on an MGM Property that was used for a previously commercially released New Game (e.g., a New Game that is based entirely or in part on one or more characters, locations or plot lines in an existing New Game); provided that localizations, Updates or Upgrades of a previously commercially released New Game are not Sequels;

(g) “Update” means a routine update for a New Game that is (if required under the applicable license agreement) preapproved in writing by the Holder and which may include new content, new features and concepts, new levels and new game play modes and possible software updates, and which would be accessed by users by updating their applications rather than installing a new application or otherwise acquiring it via a purchase or free to buy election; and

(h) “Upgrade” means a non-routine update; i.e., an update which will result in substantial expenses to Company or significant features and/or functionality not contemplated in the original release of the applicable New Game (which would be accessed by users by updating their applications rather than installing a new application or otherwise acquiring it via a purchase or free to buy election). Both the Holder and the Company must agree in writing on the development and deployment of any Upgrades. For the avoidance of doubt, unless the parties mutually agree otherwise pursuant to a written amendment to a license agreement for a particular New Game, in no event will an Upgrade include the following to the extent not included in the original version of such New Game: multi-player modes other than single player vs. single player, a world builder universe, an MMO engine, a role-playing option, real-time strategy game elements, or the types of elements that are customarily consistent with the creation of a “New Game.”

1.2. Vesting of the Warrant Shares. This Warrant may not be exercised as to any unvested portion of the Warrant Shares. In no event (other than to the extent of any events listed in Section 7 of this Warrant) will more than 3,333,333 Warrant Shares vest pursuant to the provisions of this Section 1.2. The Warrant Shares will become vested and exercisable according to the following schedule:

(a) 333,333 of the Warrant Shares will vest and become exercisable on the date hereof;

(b) an additional 333,333 of the Warrant Shares will vest and become exercisable on the Initial Commercial Release Date of each New Game that is based on a mutually agreed MGM Property, it being understood that:

(i) the Holder may vest as to an additional 333,333 of the Warrant Shares under this Section 1.2(b) more than one time, in each case upon the Initial Commercial Release Date of (1) each New Game based on a different MGM Property and/or (2) each Sequel;

(ii) the Initial Commercial Release Date of a New Game pursuant to any license agreement executed by Holder and the Company concurrently with this Warrant will result in the vesting of 333,333 of the Warrant Shares under this Section 1.2(b) in addition to the 333,333 Warrant Shares that vested upon execution hereof;

(iii) no Warrant Shares will vest in respect of the commercial release of, or otherwise in connection with, the mobile game covered by that certain ROBOCOP Interactive License and Development Agreement between the Company and the Holder, dated as of March 1, 2013, and any localizations, Updates, alterations or upgrades thereof;

(iv) the commercial release of a New Game in additional territories will not trigger any additional vesting of this Warrant (e.g., the commercial release of a New Game throughout the world other than Asia will trigger vesting of 333,333 of the Warrant Shares, but the subsequent commercial release of the same New Game in Asia will not trigger the vesting of any additional Warrant Shares); and

(v) for the avoidance of doubt, all license agreements between Holder and Company with respect to MGM Properties will be negotiated in good faith by each party at arm’s length and on market terms; and

(c) an additional 1,000,000 of the Warrant Shares will vest and become exercisable on the Initial Commercial Release Date of a New Game that is a Bond Title, with an additional 1,000,000 of the Warrant Shares vesting and becoming exercisable on each Initial Commercial Release Date of an additional New Game that is a Bond Title (excluding any localizations, Updates, or Upgrades to any previously commercially released Bond Title); it being further understood that if the Warrant Shares vest under this Section 1.2(c), they will not also vest under Section 1.2(b) (i.e., the Initial Commercial Release Date of a Bond Title will result in the vesting of 1,000,000 of the Warrant Shares, not 1,333,333 of the Warrant Shares). Notwithstanding anything contained herein to the contrary, it is understood that the Company will have no right to develop, distribute and/or exploit any mobile game (or any other product) based on the JAMES BOND intellectual property until such time (if ever) as the Holder and the Company negotiate terms therefor, and enter into a definitive agreement wherein the Holder grants to the Company the right to develop and distribute a mobile game based upon the JAMES BOND intellectual property, and that the execution of such agreement will be subject to any required third party approvals.

1.3. Expiration. Any Warrant Shares that have not vested by the Expiration Date will no longer vest, will be cancelled and will not be exercisable. On the Expiration Date, this Warrant will terminate, expire and be of no further force or effect automatically and without further action by any person or party on the Expiration Date.

2. Exercise. Subject to the provisions hereof, including the vesting provisions of Section 1.2, the Holder may exercise the vested portion of this Warrant, in whole or in part, at any time prior to the Expiration Date upon surrender of the Warrant, together with delivery of a duly executed Warrant exercise form, in the form attached as Appendix A (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds of the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any Business Day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder). The Warrant Shares so purchased will be deemed to be issued to the Holder, as the record owner of such shares, as of the close of business on the date on which (a) this Warrant has been surrendered (or the date evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company has been provided to the Company as provided in Section 4 below), (b) the Warrant Price has been paid and (c) the completed Exercise Agreement has been delivered (the “Issue Date”). Certificates for the Warrant Shares so purchased (the “Issued Shares”) will be delivered to the Holder within a reasonable time following the Issue Date. The certificates so delivered will be in such denominations as may be requested by the Holder and will be registered in the name of the Holder. If this Warrant has been exercised only in part, then, unless this Warrant has expired, the Company will, at its expense, deliver to the Holder a new Warrant of like tenor representing the right to purchase the number of Warrant Shares with respect to which this Warrant will not then have been exercised. As used herein, “Business Day” means a day, other than a Saturday or Sunday, on which banks in San Francisco are open for the general transaction of business. If the offer and sale of the Warrant Shares have not been registered with the SEC, each exercise hereof will constitute the re-affirmation by the Holder that the representations and warranties contained in Section 5 (except for Section 5.1) below are true and correct as of the time of such exercise.

3. Compliance with the Securities Act. The Company will cause the legend set forth on the first page of this Warrant to be affixed to each Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary. A similar legend will be applied to certificates representing the Issued Shares until such time as (a) such Issued Shares have been registered for sale pursuant to the Securities Act, (b) such Issued Shares may be sold pursuant to Rule 144, or (c) the Company has received from the holder of Issued Shares an opinion of counsel reasonably satisfactory to it that such legend may be removed from the Issued Shares.

4. Mutilated or Missing Warrant. If this Warrant is mutilated, lost, stolen, or destroyed, the Company will issue in exchange and substitution for, and upon surrender and cancellation of, the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of (a) in the case of a lost, stolen or destroyed Warrant, an affidavit of lost, stolen or destroyed warrant in form reasonably satisfactory to the Company and (b) reasonable indemnity to the Company against any loss that the Company may suffer as a result of the replacement of such Warrant, in each case if so requested by the Company.

5. Representations and Warranties of the Holder. The Holder hereby represents and warrants as of the date hereof, and if the offer and sale of the Warrant Shares have not been registered with the SEC, except with respect to Section 5.1, as of the date of each exercise of the Warrant:

5.1. Intellectual Property Rights. The Holder represents that at the time it (or one of its Affiliates) executes a license agreement for a New Game or Bond Title, if ever, it (or an Affiliate) has or will at all relevant times have, the necessary rights, licenses, power and authority to grant the licenses to enable the Company to develop and commercially release New Games and/or Bond Titles necessary for the Holder to vest in the Warrant Shares as provided in Section 1.2.

5.2. Purchase for Own Account. As of the date hereof this Warrant, and as of the date of any exercise of the Warrant the Issued Shares, have been acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

5.3. Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Warrant and, to the extent such information is timely provided by Company prior to the applicable exercise of the Warrant, any Issued Shares that result from the exercise at such time. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and, to the extent such opportunity is timely provided prior to any applicable exercise of the Warrant, any Issued Shares that result from the exercise at such time.

5.4. Investment Experience. The Holder understands that the purchase of the Warrant and Issued Shares involves substantial risk. The Holder has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of this investment in the Warrant and Issued Shares and protecting its own interests in connection with this investment.

5.5. Restricted Securities. The Holder understands that the Warrant and any Issued Shares are characterized as “restricted securities” under the Securities Act and Rule 144 inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act and applicable regulations thereunder the Warrant and any Issued Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Holder is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Holder understands that the Company is under no obligation to register the Warrant or Issued Shares, except as expressly provided herein.

5.6. No Solicitation. At no time was the Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Warrant.

6. Representations and Warranties of the Company. The Company hereby represents and warrants that there have been reserved, and the Company will at all applicable times keep reserved until issued, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise in full of the rights of purchase represented by this Warrant. The Company agrees that all Issued Shares issued upon due exercise of this Warrant in accordance with the terms hereof will be, at the time of delivery of the certificates for such Issued Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock that are free of any taxes, liens and encumbrances (excluding any taxes, liens and encumbrances that may be imposed thereon by actions taken by the Holder either before or after the date hereof). The Company represents and warrants that it is eligible to use Form S-3 to register the resale of the Issued Shares and will use commercially reasonable efforts to maintain its eligibility to use Form S-3 until the expiration of the registration rights in accordance with Section 8.4 of this Warrant.

7. Adjustment Provisions. The number and character of Warrant Shares issuable upon exercise of this Warrant and the Warrant Price therefor, are subject to adjustment upon each event in Sections 7.1 through 7.4 occurring between the date this Warrant is issued and earlier of the time that it is exercised in full or the Expiration Date:

7.1. Adjustment for Stock Splits and Stock Dividends. The Warrant Price and the number of the Warrant Shares for which this Warrant remains exercisable will each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Common Stock.

7.2. Adjustment for Other Dividends and Distributions. If the Company makes or issues, or fixes a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the Common Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 7.1 or Section 7.3) or (b) assets (whether cash or property, and whether or not a regular cash dividend) which dividend or distribution is actually made (each a “Dividend Event”), then, and in each such case, the Holder, upon exercise of this Warrant at any time after such Dividend Event, will receive, in addition to the Issued Shares, the securities or such other assets of the Company that would have been payable to the Holder if the Holder had completed such exercise of this Warrant, immediately prior to such Dividend Event.

7.3. Adjustment for Reorganization, Consolidation, Merger. In case (a) of any recapitalization or reorganization of the Company, including any reclassification, exchange or substitution of the Common Stock, or (b) the Company consolidates with, merges into, or sells all of substantially all of its assets to, one or more other corporations or entities (each, a “Reorganization Event”), then, and in each such case, the Holder, upon the exercise of this Warrant after such Reorganization Event will be entitled to receive, in lieu of the stock or other securities and property that the Holder would have been entitled to receive upon such exercise prior to such Reorganization Event, the stock or other securities or property that the Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, the Holder had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. In each such case, the terms of this Warrant will apply to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.

7.4. Conversion of Stock. In case all (a) the Warrant Shares are converted, pursuant to the Company’s Certificate of Incorporation or otherwise, into securities or property (other than Common Stock), or (b) the Warrant Shares otherwise ceases to exist or to be authorized by the Company’s Certificate of Incorporation (each, a “Stock Event”), then the Holder, upon exercise of this Warrant at any time after such Stock Event, will receive, in lieu of the number of shares of Warrant Shares that would have been issuable upon exercise of this Warrant immediately prior to such Stock Event, the stock and other securities and property that the Holder would have been entitled to receive upon the Stock Event, if, immediately prior to such Stock Event, the Holder had completed such exercise of this Warrant.

7.5. Notice of Adjustments. The Company will promptly give the Holder written notice of each adjustment under Section 7 of the Warrant Price or the number of Warrant Shares or other securities that remain issuable upon exercise of this Warrant. The notice will describe the adjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

7.6. No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares of Common Stock issuable upon its exercise.

8. Form S-3 Registration Statement.

8.1. Preparation. No later than 60 days from the date hereof or such later date as the Company and the Holder may mutually agree upon, the Company will prepare and file with the SEC a registration statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Issued Shares), covering the resale of the Issued Shares (the “Registration Statement”). The Holder agrees to cooperate with the Company as reasonably requested by the Company to prepare and file the Registration Statement. The

Company will provide copies to, and permit one counsel for the Holder to review, the Registration Statement and all amendments and supplements thereto. The Company covenants and agrees that the Company will use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable following the date it is filed with the SEC, and will use its commercially reasonable efforts to ensure that the Registration Statement is declared effective not more than 180 days from the date hereof. The Company will notify the Holder (where email will suffice) promptly after the Registration Statement is declared effective by the SEC and will provide to the Holder such number of copies of any related prospectus and all amendments and supplements thereto as the Holder may reasonably request to be used in connection with the sale or other disposition of the Issued Shares.

8.2. Prospectus Suspension. For not more than the lesser of: (i) 90 consecutive days, or (ii) a total of not more than 120 days in any 12-month period, the Company may suspend the use of any prospectus included in the Registration Statement if the Company’s Board of Directors determines in good faith that such suspension is necessary (a) to delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company’s Board of Directors, in the best interests of the Company and its stockholders, or (b) to amend or supplement any Registration Statement or the related prospectus so that such Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”). The Company will promptly notify the Holder upon such determination of an Allowed Delay and will also promptly notify the Holder upon expiration or termination of an Allowed Delay.

8.3. Expenses. The Company will pay all expenses associated with the Registration Statement, including filing and printing fees, expenses of the Company’s counsel and accounting fees and expenses, but excluding the Holder’s expenses in connection with its or its counsel’s or other advisors’ review of the Registration Statement. The Holder will be responsible for its own expenses (including broker’s fees and, if applicable, fees of underwriters (including any discounts, commissions or other selling concessions), selling brokers, dealer managers or similar securities industry professionals) with respect to the Issued Shares being sold.

8.4. Expiration. The Company will maintain the effectiveness of the Registration Statement until the earlier to occur of: (a) the date on which all of the Issued Shares then outstanding may be freely resold by the Holder without any limitations under Rule 144 (including volume limitations), and (b) the date that all of the Issued Shares have been sold pursuant to the Registration Statement; provided that, notwithstanding the foregoing, the Company will in all cases maintain the effectiveness of the Registration Statement until the earlier to occur of (i) the exercise of the last of the maximum number of Warrant Shares available for issuance hereunder (i.e., 3,333,333 shares, as may be adjusted in accordance with terms of this Warrant) and (ii) the six month anniversary of the Expiration Date (the “Registration Expiration Date”).

8.5. Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Issued Shares in accordance with the terms hereof, and pursuant thereto, the Company will:

(a) use commercially reasonable efforts to prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and any related prospectus as may be necessary to keep the Registration Statement effective as required by Section 8.4;

(b) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, use commercially reasonable efforts to obtain the prompt withdrawal of any such order;

(c) use commercially reasonable efforts to cause the Issued Shares to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed; and

(d) notify the Holder, at any time prior to the Expiration Date, upon discovery that, or upon the happening of any event as a result of which, the prospectus contained in the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and prepare, file with the SEC and furnish to the Holder a supplement to or an amendment of such prospectus as may be necessary so that such prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

8.6. Holder Obligations. The Holder will furnish in writing to the Company such information regarding itself and the intended method of disposition of the Issued Shares held by the Holder, as may be reasonably requested by the Company and which will be reasonably required to effect the registration of such Issued Shares and will execute such documents in connection with such registration as the Company may reasonably request. Upon the Company’s request, the Holder will update the information previously provided by the Holder to the Company for inclusion in the Registration Statement. The Holder agrees that, upon receipt of a written notice from the Company of the commencement of an Allowed Delay, the Holder will immediately discontinue disposition of Issued Shares pursuant to the Registration Statement until the Holder is advised by the Company that such dispositions may again be made.

8.7. Indemnification.

(a) Indemnification by the Company. The Company will indemnify, defend and hold harmless the Holder, its affiliates, and its officers, directors, employees, agents, representatives and each other person, if any, who controls the Holder within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which the Holder, its affiliates, and its officers, directors, employees, agents, representatives and each other person, if any, who controls the Holder within the meaning of the Securities Act may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement thereof; (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation by the Company of the Securities Act or any rule, regulation, law, order, ruling or decree promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with such registration; and will reimburse the Holder, its affiliates, and each such officer, director, employee, agent, representative and other person who controls the Holder within the meaning of the Securities Act, for any legal (but only with respect to one law firm and one local counsel on behalf of all indemnified parties) or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Holder in writing for use in such Registration Statement or prospectus.

(b) Indemnification by the Holder. The Holder will indemnify, defend and hold harmless the Company, its affiliates, and its officers, directors, employees, agents, representatives and each other person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, its affiliates, and its officers, directors, employees, agents, representatives and each other person, if any, who controls the Holder within the meaning of the Securities Act may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in the Registration Statement, any prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement thereof, and will reimburse the Company, its affiliates, and each such officer, director, employee, agent, representative or person who controls the Company within the meaning of the Securities Act, for any legal (but only with respect to one law firm and one local counsel on behalf of all indemnified parties) or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, but only if and to the extent that the applicable untrue statement or alleged untrue statement or omission or alleged omission is contained in any information furnished in writing by or on behalf of the Holder to the Company for inclusion in such Registration Statement or prospectus or amendment or supplement thereto.

(c) Conduct of Indemnification Proceedings. Any person entitled to indemnification under this Section 8.7 (i) will give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification under this Section 8.7 and (ii) will permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification under this Section 8.7 will have the right to employ one separate counsel and one local counsel and to participate in the defense of such claim, and if the indemnifying party has assumed the defense of such claim in accordance with Section 8.7, the fees and expenses of such separate counsel and local counsel will be paid by the indemnified party; and provided, further, that the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice will materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party will not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys employed by the indemnified party at any time. No indemnifying party will, except with the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnifying party will be liable to any indemnified party under this Section 8.7 for any settlement by such indemnified party effected without the indemnifying party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.

(d) Contribution. If for any reason the indemnification provided for in this Section 8.7 is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party will contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any person not guilty of such fraudulent misrepresentation.

9. Trading Restrictions. The Holder and any Permitted Transferees taken together may not in any single trading day sell Issued Shares exceeding 10% of the average daily trading volume of the Common Stock on The NASDAQ Global Market for the previous ten trading days.

10. Fractional Interest. The Company is not required to issue fractions of shares of Common Stock when the Holder exercises this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 10, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share of Common Stock, will pay to the Holder an amount in cash equal to the fair market value of such fractional share on the Issue Date.

11. Notices. Unless otherwise provided herein, any notice required or permitted under this Warrant will be given in writing and will be deemed effectively given (a) at the time of personal delivery, if delivery is in person; (b) one Business Day after deposit with an express overnight courier for United States deliveries, or three Business Days after deposit with an international express overnight air courier for deliveries outside of the United States, in each case with proof of delivery from the courier requested; or (c) three Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries, when addressed to the party to be notified at the address indicated for such party below, or at such other address as either party may designate by giving ten days’ advance written notice to the other party in accordance with this Section:

If to the Company:

Glu Mobile Inc.

45 Fremont Street, Suite 2800

San Francisco, California 94105

Attention: General Counsel

Effective November 1, 2013:

Glu Mobile Inc.

500 Howard Street, Third Floor

San Francisco, California 94105

Attention: General Counsel

If to the Holder:

MGM Interactive Inc.

245 North Beverly Drive

Beverly Hills, California 90210-5317

Attention: General Counsel

12. Governing Law. This Warrant will be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

13. Attorneys’ Fees. If any party is required to engage the services of any outside attorneys for the purpose of enforcing this Warrant, the prevailing party will be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including reasonable outside attorneys’ fees.

14. No Third-Party Beneficiaries. Other than as provided in Section 8.7 above, nothing in this Warrant will be construed to give any person, firm or corporation (other than the Company and the Holder) any legal or equitable right, remedy or claim. The Company and the Holder agree that this Warrant is for the sole and exclusive benefit of the Company and the Holder.

15. No Rights as Stockholder. Before exercising this Warrant, the Holder will not have or exercise any rights as a stockholder of the Company solely by virtue of its ownership of this Warrant.

16. Amendment; Waiver. This Warrant may be amended, and any provision of it waived, only by a writing signed by an authorized representative of both the Company and the Holder.

17. Permitted Transferees. This Warrant may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee. Subject to the provisions of this Section 17 and upon providing Company with at least two Business Days’ prior written notice, the Holder may transfer all or part of this Warrant to an entity that is (a) an Affiliate or a successor to the Holder and (b) other than if the transferee or assignee is MGM Holdings Inc. or a direct or indirect subsidiary thereof, has all rights, licenses, power and authority to license any rights to MGM Properties necessary for the Company to develop and commercially release New Games and/or Bond Titles (each, a “Permitted Transferee”); provided, however, in connection with any such transfer, the Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the Permitted Transferee and the Holder will surrender this Warrant to the Company for reissuance to the Permitted Transferee(s) (and the Holder if applicable); and provided further, that any Permitted Transferee will agree in writing with the Company to be bound by all of the terms and conditions of this Warrant. All the covenants and provisions hereof by or for the benefit of the Holder will bind and inure to the benefit of its Permitted Transferee(s). Any purported transfer or assignment in violation of this Section 17 will be null and void.

18. Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

19. Section Headings. The section headings in this Warrant are for the convenience of the Company and the Holder and in no way alter, modify, amend, limit or restrict the provisions hereof.

20. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, then such provision(s) will be excluded from this Warrant to the extent they are unenforceable (and the parties will use reasonable efforts to replace such provision(s) with mutually acceptable enforceable provision(s) that accomplish the intended purposes of the unenforceable provision(s)) and the remainder of the Warrant will be interpreted as if such provision(s) were so excluded and will be enforceable in accordance with its terms.

21. Entire Agreement. This Warrant constitutes the entire understanding and agreement between the parties and supersedes all prior or contemporaneous representations, understandings and agreements between the Company and the Holder with respect to the subject matter hereof. No provision of this Warrant will be deemed to alter, amend, replace or inform any provision of any other agreement between the Company and the Holder, or the parties’ intent with respect thereto, including without limitation any license agreement pursuant to which this Warrant may vest.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

GLU MOBILE INC.

By:	/s/ Niccolo M. de Masi
Name:	Niccolo M. de Masi
Title:	President & Chief Executive Officer

MGM INTERACTIVE INC.

By:	/s/ Scott Packman
Name:	Scott Packman
Title:	Senior Executive Vice President & General Counsel

APPENDIX A

GLU MOBILE INC.

WARRANT EXERCISE FORM

To Glu Mobile Inc.:

The undersigned hereby irrevocably elects to exercise the Warrant (“Warrant”) for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant,                  shares of Common Stock (“Issued Shares”) provided for therein, and requests that certificates for the Issued Shares be issued as follows:

Name

Address

Federal Tax ID Number

and delivered by:

[            ] stock certificate to the above address;

[            ] (electronically, provide DWAC Instructions:

; or

[            ] other (specify):

.

and, if the number of Issued Shares is not all of the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the Holder and delivered to the address stated below.

MGM INTERACTIVE INC.

By:

Name:

Title:

Date: